Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement No.333-280572 on Form S-3 and registration statements (Nos. 333-257001 and 333-230298) on Form S-8 of our reports dated March 12, 2026, with respect to the consolidated financial statements of Village Farms International, Inc. and the effectiveness of internal control over financial reporting.

/s/KPMG LLP

Orlando, Florida

March 12, 2026